Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of the 30th day of June, 2011, by and between CPT 355 ALHAMBRA CIRCLE, LLC, a Delaware limited liability company (“Landlord”), and CATALYST PHARMACEUTICAL PARTNERS, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, 355 Alhambra Plaza, Ltd. (“Original Landlord”) and Tenant entered into that certain Lease dated as of March 26, 2007 (the “Initial Lease”), pursuant to which Original Landlord leased to Tenant that certain premises containing approximately 1,616 rentable square feet known as Suite 1370 (the “Current Premises”) in the building located at 355 Alhambra Circle, Coral Gables, Florida (the “Building”); and

WHEREAS, Original Landlord and Tenant entered into that certain Lease Addendum dated as of June 5, 2007 (the “Addendum”; the Initial Lease, as modified by the Addendum, is referred to herein as the “Original Lease”); and

WHEREAS, Landlord is the successor to Original Landlord’s right, title and interest in and to the Building, the Current Premises and the Original Lease, and is now the “Landlord” under the Original Lease; and

WHEREAS, Landlord and Tenant desire to (i) relocate the Current Premises to certain premises containing approximately 1,773 rentable square feet known as Suite 1500 (the “New Premises”) in the Building; (ii) extend the Lease Term; and (iii) modify and amend certain provisions of the Original Lease, as more particularly provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1. Recitals. The foregoing Recitals are true and correct and are incorporated herein by this reference.

2. Definitions. All capitalized terms used herein shall have the same meaning given thereto in the Original Lease, unless otherwise defined herein. The term “Premises” as used in the Lease and this Amendment shall mean and refer to (i) the Current Premises until the Relocation Date (as hereinafter defined), and (ii) the New Premises from and after the Relocation Date. The term “Lease” as used in the body of this Amendment shall mean the Original Lease as modified and amended hereby.

3. New Premises.

(a) Subject to (i) Landlord causing Substantial Completion (as hereinafter defined) of construction of the turn-key leasehold improvements to the New Premises (the “New Premises Improvements”), as set forth on Exhibit B attached hereto, (ii) moving of Tenant’s furniture, trade fixtures, computers and equipment from the Current Premises to the New Premises, and (iii) completing the installation of low voltage cabling and wiring in the New Premises necessary for Tenant to conduct its business therein (the date when these three conditions are satisfied is referred to herein as the “Relocation Date”), Tenant shall vacate and surrender to Landlord the Current Premises in the condition required by the Lease on the Relocation Date. Subject to Tenant Delays (as hereinafter defined), in no event shall the Relocation Date occur later than November 1, 2011.

(b) Effective as of the Relocation Date, Tenant shall occupy the New Premises pursuant to the terms of the Lease, and shall be bound by all of the terms, covenants and conditions of the Lease. Landlord and Tenant stipulate and agree that the New Premises contains 1,773 rentable square feet.

(c) Effective as of the Relocation Date, Exhibit A to the Lease shall be deleted and replaced with Exhibit A attached to this Amendment.

(d) Effective as of the Relocation Date, Section 9 of the Lease Summary attached to the Lease shall be deleted in its entirety and replaced with the following:

“9.	Gross Rentable Area of Premises (Section 1.1):	Approximately 1,773 rentable square feet located on the 15th floor of the Building, known as Suite 1500, measured in accordance with ANSI-BOMA Z65.1-1996 standards (“BOMA Standards”)”

(e) Tenant agrees to cooperate with Landlord and Landlord’s contractors in connection with moving of Tenant’s furniture, trade fixtures, computers and equipment from the Current Premises to the New Premises. Tenant shall be responsible for moving any personal items.

4. Extension of Lease Term. The Term of the Lease is hereby extended for a period of five (5) years (the “Extended Term”), commencing December 1, 2012, and unless sooner terminated pursuant to the terms of the Lease, as amended from time to time, the Expiration Date is hereby extended to November 30, 2017. Within ten (10) business days of Landlord’s written request, Tenant shall execute a written agreement confirming the Relocation Date, provided that Tenant’s failure to execute such agreement shall not delay or affect the Term, the Relocation Date or the Expiration Date.

5. Base Rent.

(a) Tenant shall continue to pay monthly installments of Base Rent (plus all other sums due under the Lease) with respect to the Current Premises, as set forth in the Lease, through the Relocation Date.

(b) Commencing on the Relocation Date, Tenant shall be released from any and all obligations with respect to the Current Premises accruing thereafter and shall commence payment of Base Rent with respect to the New Premises at the rate of $36.00 per rentable square foot of the New Premises, i.e. approximately $63,828.00 per annum, plus applicable sales tax. The Base Rent per rentable square foot for each subsequent twelve (12)-month period shall be 103% of the Base Rent per rentable square foot for the prior twelve (12)-month period, commencing the first (1st) day of the twelfth (12th) month following the Relocation Date.

(c) Base Rent for the Premises shall be payable by Tenant monthly in equal monthly installments as set forth above, in advance, together with applicable sales or use tax, in accordance with the terms and conditions of the Lease, without deduction or set-off, except to the extent, if any, expressly provided under the Lease, and shall be in addition to all other sums due under the Lease.

(d) Notwithstanding anything to the contrary contained herein, Base Rent for the New Premises shall be abated for the period from the Relocation Date through the date which is four (4) months after the Relocation Date.

6. Tenant’s Proportionate Share of Increased Operating Costs.

(a) In addition to Base Rent, Tenant shall continue to pay Tenant’s Proportionate Share of Increased Operating Costs, together with applicable sales or use tax, with respect to the Current Premises, to and including the Relocation Date.

(b) Effective as of the Relocation Date, (i) the Base Year shall be the calendar year 2011, (ii) Tenant’s Proportionate Share shall be 0.79%, calculated on the basis of the 224,241 rentable square feet in the Building, measured in accordance with BOMA Standards, and (iii) Tenant shall pay Tenant’s Proportionate Share of Increased Operating Costs, together with applicable sales and use tax, with respect to the New Premises, in accordance with the Lease (as amended herein).

7. Improvements/Moving Costs.

(a) Landlord shall, at Landlord’s sole cost and expense, construct, or cause to be constructed, the New Premises Improvements to the New Premises in accordance with Exhibit B attached hereto.

(c) Landlord (i) shall, at Landlord’s sole cost and expense, cause Tenant’s furniture, trade fixtures and equipment (to include telephone and computer equipment and low voltage cabling and wiring) to be moved from the Current Premises to the New Premises, PROVIDED, that Tenant hereby acknowledges that Landlord has and shall hire independent, third-party licensed and bonded movers and contractors, as applicable, for such work, and, except for payment of the costs incurred for such moving and installation work, neither Landlord nor its managing agent shall have any responsibility or liability in connection with such moving and installation work, provided, however, that Landlord’s agreements with such movers and installation contractors shall provide that such movers and installation contractors are responsible to Tenant under the terms of their bonds and insurance for loss and damage, and Landlord shall provide Tenant, upon Tenant’s written request, with copies of such agreements so that Tenant can pursue any claims against such third parties that may arise as a result of their moving and installation work; (ii) shall pay all other reasonable, documented moving expenses incurred by Tenant in connection with moving from the Current Premises to the New Premises, including, but not limited to, costs to provide letterhead stationery, envelopes, business cards and labels with the address of the New Premises. Landlord shall, provided Tenant is not then in default of the Lease, pay to Tenant within thirty (30) days following the submission for payment by Tenant, the moving expenses actually paid by Tenant and set forth in an invoice provided to Landlord, together with commercially reasonable proof of payment. Tenant shall request reimbursement for moving expenses on or before two (2) months following the Relocation Date; if Tenant fails to request reimbursement for all or any portion of the moving expenses on or before two (2) months following the Relocation Date, Landlord shall have no responsibility or liability for payment of such moving expenses.

8. Signage. Landlord, at Landlord’s sole cost and expense as part of the New Premises Improvements, shall (i) adjust the Building directory to reflect Tenant’s relocation to the New Premises, effective on the Relocation Date, and (ii) provide Building standard signage at the entrance to the New Premises.

9. Renewal Option. Subject to the conditions herein, provided that (a) Tenant has not assigned the Lease or sublet any portion of the Premises other than to an entity controlling, controlled by or under common control with Tenant, or to any successor of Tenant resulting from a merger or consolidation of Tenant, and (b) Tenant is not in default under the Lease beyond any applicable notice, grace or cure period, Tenant shall have the right, at Tenant’s option, to elect to extend the Term of the Lease for one (1) period of five (5) years (the “Renewal Term”). The Renewal Term, if properly exercised in accordance herewith, shall commence on the day immediately following the last day of the Extended Term of the Lease. The Renewal Term shall be exercised by Tenant giving written notice of the exercise thereof (the “Renewal Notice”) to Landlord on or before the day that is nine (9) months, but not more than twelve (12) months, prior to the last day of the Extended Term of the Lease. Tenant shall have no right to extend the Term of the Lease, and the Renewal Notice shall not be effective, if (i) Tenant fails to timely give its Renewal Notice as provided herein, or (ii) a default by Tenant exists under the Lease beyond any applicable notice, grace or cure period (x) when Landlord receives the Renewal Notice, or (y) upon the expiration of the Extended Term of the Lease prior to the commencement of the Renewal Term.

In the event Tenant properly exercises the Renewal Term, within ten (10) days of receipt of such Renewal Notice, Landlord shall provide the annual Base Rent at which Landlord is willing to lease the Premises to Tenant for the Renewal Term (the “Renewal Rent”), which Renewal Rent shall be based on the “then current fair market rent rate” for buildings of comparable size, type and class located in the same area of Coral Gables, Florida, under leases and renewal amendments being negotiated and entered into at or about the time the Renewal Rent is being determined, giving appropriate consideration to tenant creditworthiness, tenant concessions, length of the term, landlord or building services provided to a tenant, brokerage commissions, tenant improvement allowances and similar factors.

If Tenant in its reasonable judgment determines that Landlord’s proposed Renewal Rent does not accurately reflect the then current fair market rent rate, Tenant shall provide Landlord written notice of its objection to Landlord’s determination of the Renewal Rent within ten (10) days after Tenant’s receipt of Landlord’s determination of Renewal Rent. If Tenant timely delivers notice of its objection to Landlord’s determination of Renewal Rent as set forth above, then for a period of thirty (30) days after the date of Tenant’s notice (the “Negotiation Period”), Landlord and Tenant shall work together in good faith to agree upon the Renewal Rent. If Landlord and Tenant fail to agree on the Renewal Rent within such Negotiation Period, Tenant shall, within ten (10) days after expiration of the Negotiation Period, by written notice to Landlord, elect either (i) to withdraw its Renewal Notice, in which event the Lease shall expire on the Expiration Date of the Extended Term, or (ii) to submit the Renewal Rent to determination in accordance with the following procedures (the “Appraisal Election”):

(I) If the Appraisal Election is timely chosen, Landlord and Tenant, within ten (10) days after the date of the Appraisal Election, shall each submit to the other, in a sealed envelope, its good faith estimate of the Renewal Rent (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then the Renewal Rent shall be the average of the two Estimates. If the Renewal Rent is not resolved by the Estimates as set forth in the preceding sentence, Landlord and Tenant, within seven (7) days after the exchange of Estimates, shall each select an appraiser to determine which of the two Estimates most closely reflects the Renewal Rent. Each appraiser so selected shall be certified as an MAI appraiser or an ASA appraiser, shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in Coral Gables, Florida, with working knowledge of current rental rates and practices for office space, and shall not have been retained by the party selecting such appraiser during the prior five (5) year period. For purposes of this Lease, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar). Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Renewal Rent. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent for the Premises during the Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the seven (7) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes of determining the Base Rent during the Renewal Term.

(II) If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Renewal Rent within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two (2) appraisers shall select a third appraiser meeting the aforementioned criteria for appraisers.

Once the third appraiser has been selected as provided for above, then, as soon thereafter as practicable, but in any case within fourteen (14) days, such third appraiser shall make his determination of the Renewal Rent, provided, however, that such third appraiser’s determination shall not be below the lowest of the two Estimates or higher than the highest of the two Estimates, and such third appraiser’s determination shall be binding on both Landlord and Tenant as the Base Rent for the Premises during the Renewal Term. If the appraiser believes that expert advice would materially assist him, he may retain one or more qualified persons, to provide such expert advice. The parties shall share equally in the costs of the appraisers and of any experts retained by such appraisers. In the event that the Renewal Rent has not been determined by the commencement date of the Renewal Term, Tenant shall in addition to all other payments due under this Lease, pay Base Rent at the initial Renewal Rent determined by Landlord, until such time as the Renewal Rent has been finally determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted (if necessary) to the commencement of the Renewal Term. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments until the entire amount of such overpayment has been credited against Base Rent.

If within such ten (10) day period, Tenant fails to provide written notice of its election of either (i) or (ii) above, then Tenant shall be deemed to have accepted Landlord’s initial determination of Renewal Rent for the Renewal Term, and shall have no further right to object to same.

In the event Tenant properly exercises the Renewal Term and the Renewal Rent is determined, the terms of the Lease, as extended, shall be on the same terms, covenants, and conditions as set forth in the Lease, except (a) as modified by the Renewal Rent (which shall be incorporated into the Lease), (b) the Base Year for purposes of determining Tenant’s Proportionate Share of Increased Operating Costs shall be modified to the then current base year then being offered to prospective tenants of the Building, and (c) Tenant shall have no further right to extend the Term of the Lease. Additionally, Tenant shall, within twenty (20) days after Landlord’s request, execute and deliver an amendment to the Lease, prepared by and acceptable to Landlord, memorializing such exercise of the Renewal Term and the Renewal Rent.

In the event Tenant properly exercises the Renewal Term, Landlord, at Landlord’s sole cost and expense, and within ninety (90) days following commencement of the Renewal Term, shall make, or cause to be made, the following improvements (the “Renewal Improvements”) to the Premises, which Renewal Improvements shall be at least equal in quality to the work required to be performed by Landlord pursuant to Exhibit B attached hereto:

(A) Replacement of floor coverings throughout the Premises; and

(B) Replacement of wallcoverings and/or repainting of walls throughout the Premises.

Tenant shall make selections of Building standard carpet, paint and wallcovering required for such Renewal Improvements not less than thirty (30) days prior to the commencement of the Renewal Term. Landlord shall have the right to enter the Premises to complete the Renewal Improvements in accordance with the terms of the Lease. Tenant agrees to cooperate with Landlord and Landlord’s contractor to allow completion of the Renewal Improvements. Landlord shall use diligent efforts to coordinate the Renewal Improvements with Tenant’s schedule to minimize disruption to Tenant’s business operations in the Premises, but there shall be no diminution or abatement of Base Rent, Additional Rent or any other compensation due from Tenant to Landlord hereunder, nor shall the Lease be affected nor any of Tenant’s obligations reduced, and Landlord shall have no responsibility or liability for any inconvenience or disruption to Tenant’s business operations in the Premises unless such inconvenience or disruption (i) is the result of gross negligence on the part of Landlord, its agents, employees or contractors, and (ii) materially deprives Tenant of its use and enjoyment of the Premises. Tenant shall be responsible for the storage of personal items, books, files, furniture, and computers and associated equipment, and the relocation of same during the performance of the Renewal Improvements. Landlord shall perform the Renewal Improvements in a good and workmanlike manner, using Building standard materials. Landlord shall not perform any work or make any improvements other than the Renewal Improvements.

10. Tenant’s Option to Terminate. Provided that Tenant is not in default under the Lease beyond any applicable notice, grace or cure period on the date Tenant shall exercise the Termination Option, Tenant shall have a one (1) time option to terminate (the “Termination Option”) the Lease as of December 1, 2015 (the date when the Lease is terminated pursuant to this Section being referred to herein as the “Early Termination Date”). Tenant shall exercise its Termination Option by (i) delivering to Landlord written notice (the “Termination Notice”) of such election to terminate the Lease on or before March 1, 2015, and (ii) paying to Landlord the Termination Payment (hereinafter defined) simultaneously with the Termination Notice. Landlord shall provide Tenant with the amount of the Termination Payment and its calculation thereof within ten (10) days following Tenant’s written request. If Tenant properly and timely delivers the Termination Notice and makes the Termination Payment, then the Lease shall be deemed to have expired by lapse of time on the Early Termination Date. Tenant shall return the Premises to Landlord on the Early Termination Date in accordance with the terms of the Original Lease, including, but not limited to, Sections 5.2 and 5.4 thereof. If Landlord fails to receive the Termination Payment simultaneously with the Termination Notice, Tenant’s right to terminate hereunder shall, at Landlord’s sole option, be void. Unless Landlord otherwise agrees in writing, Tenant may not exercise the Termination Option, and no termination hereunder shall be effective, if a default by Tenant shall exist under the Lease as of the date on which the Termination Notice is given. Upon Tenant delivering the Termination Notice, any and all rights of Tenant to extend the Term of the Lease whether pursuant to a renewal option or otherwise, shall immediately be void and of no further force or effect. All obligations of either party to the other which accrue under the Lease on or before the Early Termination Date shall survive such termination. As used herein, “Termination Payment” shall mean an amount equal to the “worth at the time of the termination” of (a) the brokerage commissions paid by Landlord in connection with this Amendment in accordance with Section 13(f) of this Amendment, and (b) the cost of the New Premises Improvements paid by Landlord (collectively, the “Leasing Costs”). For purposes of this Section, the “worth at the time of the termination” is computed by amortizing the Leasing Costs over the Extended Term (being a five-year period) at an interest rate of eight percent (8%) per annum to determine the portion allocated to the period after the Early Termination Date. Landlord, within ten (10) days after Tenant’s request, shall provide Tenant with its calculation of the amount of the Termination Payment. Notwithstanding anything to the contrary set forth herein, in no event shall the Termination Payment exceed $40,000.

Landlord and Tenant acknowledge that the Termination Payment is not a penalty, but is a reasonable estimate of the damages to be suffered by Landlord as a consequence of Tenant’s exercise of the Termination Option. Tenant hereby acknowledges and agrees that Tenant shall not be entitled to any rebate or return of any portion of the Termination Payment as a consequence of the actual costs incurred by Landlord in re-letting the Premises being less than the Termination Payment.

In the event (i) Tenant exercises the Termination Option, and (ii) Tenant fails to vacate and surrender to Landlord the Premises on or before the Early Termination Date as required herein, then Tenant shall pay all Rent (including but not limited to Base Rent and Additional Rent) as set forth in the Lease and all other amounts due under the Lease applicable to the Premises, at a rate equal to one hundred fifty percent (150%) of the rate in effect for the last full calendar month prior to the Early Termination Date, until such time as Tenant vacates and surrenders to Landlord the Premises in accordance with the terms hereof.

11. Amendment to Lease. Effective as of the Relocation Date, Section 11.4 of the Lease is amended to add the following:

Notwithstanding anything to the contrary contained herein, in the event Landlord hereafter desires to relocate Tenant into other space within the Building, Tenant shall have the option to terminate the Lease without any termination penalty or associated cost as of the date which is one hundred twenty (120) days following Tenant’s receipt of Landlord’s written notice of relocation (such date being referred to herein as the “Relocation Termination Date”). Tenant shall exercise its option to terminate the Lease hereunder by delivering to Landlord written notice of such election to terminate the Lease not less than sixty (60) days prior to the Relocation Termination Date.

12. Parking. All terms and conditions regarding parking contained in the Lease shall continue in full force and effect.

13. Miscellaneous.

(a) Except as modified by this Amendment, all other terms, covenants and conditions of the Lease not specifically amended hereby shall remain in full force and effect.

(b) The Lease, as amended herein, contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. The Lease may be further amended only in writing signed by both Landlord and Tenant.

(c) In the event of an irreconcilable conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

(d) If any provision of this Amendment is held to be invalid or unenforceable, the same shall not affect the validity or enforceability of the other provisions of this Amendment, which shall continue in full force and effect as if the invalid or unenforceable provision had been deleted.

(e) This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(f) Tenant represents and warrants to Landlord that Tenant did not deal with any real estate broker, salesperson or finder in connection with this Amendment, and no other such person initiated or participated in the negotiation of this Amendment, except Taylor & Mathis (“TM”) and CresaPartners (“Cresa”). Tenant agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from any claim for a fee or commission made by any broker (except TM and Cresa), salesperson or finder claiming to have acted on behalf of Tenant (or at Tenant’s request) in connection with this Amendment. Tenant agrees that TM exclusively represents Landlord. Landlord shall pay TM and Cresa a commission pursuant to a separate written agreement.

(g) To Tenant’s knowledge, there is no default by Landlord, or any prior landlord, under the Lease. To Landlord’s knowledge, there is no default by Tenant under the Lease.

(h) Submission of this Amendment by Landlord or Landlord’s agent, or their respective agents or representatives, to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Landlord and Tenant.

(i) Each party represents to the other that it has full power and authority to execute this Amendment.

14. Waiver of Jury Trial. AS A MATERIAL INDUCEMENT TO THE EXECUTION OF THIS AMENDMENT, LANDLORD AND TENANT AGREE THAT IN THE EVENT OF ANY LITIGATION ARISING OUT OF THE TERMS OR PROVISIONS OF THE LEASE OR ANY AMENDMENTS THERETO (INCLUDING BUT NOT LIMITED TO THIS AMENDMENT), OR THE RELATIONSHIP BETWEEN LANDLORD AND TENANT, THEN NEITHER PARTY SHALL SEEK A JURY TRIAL IN SUCH PROCEEDING, IT BEING EXPRESSLY AGREED AND STIPULATED BY THE PARTIES HERETO THAT ANY DISPUTES ARE BETTER RESOLVED BY A JUDGE.

15. OFAC/PATRIOT Act Compliance. Each of Landlord and Tenant, each as to itself, hereby represents and warrants, to the best of its knowledge, that it is not a person and/or entity with whom United States persons are restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; the Trading with the Enemy Act, 50 U.S.C. Appendix §5; and implementing regulations promulgated thereunder by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) (including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and Blocked Persons (the “SDN List”); or any other applicable anti-terrorist law of the United States, including without limitation Executive Order No. 13224, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism. Each of Landlord and Tenant, each as to itself, hereby represents and warrants, to the best of its knowledge, that no person and/or entity who is named on the SDN List has any direct interest in Landlord or Tenant with the result that this Lease would be prohibited by any applicable law of the United States. Each of Landlord and Tenant, each as to itself, hereby represents and warrants, to the best of its knowledge, that it is not in violation of any of the applicable provisions of the U.S. Federal Bank Secrecy Act, as amended by Title III of the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”), Public Law 107-56; any of the applicable provisions of the implementing regulations related thereto, including those promulgated by the U.S. Department of Treasury contained at 31 CFR Part 103; or any other applicable anti-money laundering laws of the United States. It is understood and agreed that the representations set forth herein are made as of the date of execution of this Amendment.

16. Non-Disclosure of Terms of Amendment. Tenant acknowledges that the terms of this Amendment and the Lease are and shall remain confidential information, and Tenant shall not disclose to any third-party the specific terms of this Amendment or the Lease, except (i) to Tenant’s legal counsel, auditors, lenders, and managing agents for ordinary course lease administration purposes, or in connection with a proposed assignment or sublease, or any proposed merger by or acquisition of Tenant, each of whom shall maintain the confidentiality of such information, (ii) as specifically authorized to do so in writing by Landlord, or (iii) as otherwise required by law. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims, losses, damages or liability, including attorneys’ fees and costs, arising from Tenant’s breach of this Section 16. Tenant acknowledges and agrees that this confidentiality provision is a material inducement to Landlord entering into this Amendment, and that a breach of Tenant’s obligations hereunder may result in Landlord suffering irreparable harm. The provisions of this Section 16 shall survive termination or expiration of the Lease.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized representatives and delivered as their act and deed as of the date first set forth above, intending to be legally bound by its terms and provisions.

LANDLORD:

CPT 355 ALHAMBRA CIRCLE, LLC, a Delaware limited liability company

By:	AEW Core Property Trust Holding LP, a Delaware limited partnership
Its:	Sole Member

	By:	AEW Core Property Trust Holding GP, LLC, a Delaware limited liability company
	Its:	General Partner

		By:	AEW Core Property Trust (U.S.)
Inc., a Maryland corporation

			By:	/s/ Daniel J. Bradley
			Name:	Daniel J. Bradley
			Title:	Vice President

TENANT:

CATALYST PHARMACEUTICAL PARTNERS, INC., a
Delaware corporation

By:	/s/ Patrick J. McEnany
Name:	Patrick J. McEnany
Title:	CEO

Exhibit A

Floor Plan of New Premises

(Omitted)

Exhibit B

(Omitted)